Exhibit 99.1

Investor Contact

Lisa Kampf

Instinet Group Incorporated

212 231 5022

lisa.kampf@instinet.com

Media Contact

Stephen Austin

Instinet Group Incorporated

212 231 5331

stephen.austin@instinet.com

INSTINET GROUP BOARD ELECTS NEW MEMBER

NEW YORK, November 23, 2004 - Instinet Group Incorporated (NASDAQ: INGP) today announced the election of Robin Josephs to Instinet Group’s Board of Directors, effective January 1, 2005. Ms. Josephs is Managing Director, Ropasada, LLC, a Chicago-based private asset management firm. Previously, she was a senior officer at Goldman Sachs serving in various capacities, and a financial analyst at Booz Allen & Hamilton.

“We are very happy that Robin will be joining us, and look forward to benefiting from her years of experience in the financial services industry,” said Ian Strachan, Chairman of Instinet Group’s Board of Directors. “Given her experience in investment management, equity markets and financial analysis, we expect Robin to be a valuable addition to the Instinet Board.”

Ms. Josephs currently serves as a Director of iStar Financial (NYSE: SFI), and Chairperson of its Compensation Committee and a Member of its Audit Committee. She also serves as a Director of Plum Creek Timber (NYSE: PCL) and Member of its Audit and Compensation Committees. She is a Member of the Board of Trustees of the University of Chicago Cancer Research Foundation, and the Reunion Gift Chairperson and a Member of the Midwest Advisory Committee for the University of Pennsylvania.

About Instinet Group

Instinet Group, through affiliates, is the largest global electronic agency securities broker and has been providing investors with electronic trading solutions and execution services for more than 30 years. We operate our two major businesses through Instinet, LLC, The Unconflicted Institutional Broker, and Inet ATS, Inc., The Electronic Marketplace.

•	Instinet, The Unconflicted Institutional Broker, gives its customers the opportunity to use its sales-trading expertise and advanced technology tools to interact with global securities markets, improve trading performance and lower overall transaction costs. Through Instinet’s electronic platforms, customers can access other U.S. trading venues, including NASDAQ and the NYSE, and almost 30 securities markets throughout the world. Instinet acts solely as an agent for its customers, including institutional investors, such as mutual funds, pension funds, insurance companies and hedge funds. Lynch, Jones & Ryan, Inc., Instinet Group’s commission recapture subsidiary, and Instinet Clearing Services, Inc., Instinet Group’s clearing broker, are also a part of Instinet.

•	INET, The electronic marketplace, represents the consolidation of the order flow of the former Instinet ECN and former Island ECN, providing its U.S. broker-dealer customers one of the largest liquidity pools in NASDAQ-listed securities.

This press release is for information purposes only and is not intended as an offer or solicitation with respect to the purchase or sale of any security.

©2004 Instinet Group Incorporated and its affiliated companies. All rights reserved. INSTINET and INET are service marks in the United States. Instinet, LLC, member NASD/SIPC, branded as Instinet, The Unconflicted Institutional Broker, Inet ATS, Inc., member NASD/NSX/SIPC, branded as INET, Lynch, Jones & Ryan, Inc., member NASD/SIPC and Instinet Clearing Services, member NASD/SIPC are subsidiaries of Instinet Group Incorporated which is a member of the Reuters family of companies.